Exhibit 99.1
April 30, 2024

Prudential Financial, Inc. Announces
First Quarter 2024 Results

•Net income attributable to Prudential Financial, Inc. of $1.138 billion or $3.12 per Common share versus net income of $1.462 billion or $3.93 per share for the year-ago quarter.
•After-tax adjusted operating income of $1.141 billion or $3.12 per Common share versus $1.004 billion or $2.70 per share for the year-ago quarter.
•Book value per Common share of $75.00 versus $85.33 per share for the year-ago quarter; adjusted book value per Common share of $97.03 versus $97.29 per share for the year-ago quarter.
•Parent company highly liquid assets(1) of $4.2 billion versus $4.6 billion for the year-ago quarter.
•Assets under management(2) of $1.496 trillion versus $1.417 trillion for the year-ago quarter.
•Capital returned to shareholders of $726 million in the first quarter, including $250 million of share repurchases and $476 million of dividends, versus $718 million in the year-ago quarter. Dividends paid in the first quarter were $1.30 per Common share, representing a 5% yield on adjusted book value.

Charles Lowrey, Chairman and CEO, commented on results:

“During the first quarter, we made substantial progress executing on our strategy to become a higher growth, more capital efficient and nimble company, by expanding our market leading businesses.

We are pleased with the momentum across our businesses, including significant positive net flows in PGIM, our global asset manager and strong sales growth in our U.S. and International Businesses. These positive fundamentals are supported by a rock solid balance sheet as well as a mutually reinforcing business system and distinct strategy that positions us to deliver long-term growth on behalf of our stakeholders.

We've entered the second quarter with confidence in our strategy to be a global leader in expanding access to investing, insurance, and retirement security for people around the world.”

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported first quarter results. Net income attributable to Prudential Financial, Inc. was $1.138 billion ($3.12 per Common share) for the first quarter of 2024, compared to $1.462 billion ($3.93 per Common share) for the first quarter of 2023. After-tax adjusted operating income was $1.141 billion ($3.12 per Common share) for the first quarter of 2024, compared to $1.004 billion ($2.70 per Common share) for the first quarter of 2023.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. A discussion of these measures, including definitions thereof, how they are useful to investors, and certain limitations thereof, is included later in this press release under “Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.

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Prudential Financial, Inc. First Quarter 2024 Earnings Release	Page 2

RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses, International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported adjusted operating income of $169 million for the first quarter of 2024, compared to $151 million in the year-ago quarter. This increase primarily reflects higher asset management fees and higher other related revenues, driven by higher incentive fees and seed and co-investment income, partially offset by higher expenses.
PGIM assets under management of $1.341 trillion were up 6% from the year-ago quarter, primarily resulting from equity market appreciation and positive third-party net flows. Third-party net inflows of $26.6 billion in the current quarter reflect institutional inflows of $26.1 billion, including a large fixed income mandate, and retail inflows of $0.5 billion, driven by public fixed income flows. Affiliated net inflows were $7.1 billion, driven by strong Retirement Strategies sales.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $839 million for the first quarter of 2024, compared to $760 million in the year-ago quarter. This increase primarily reflects higher net investment spread results and more favorable underwriting results, partially offset by higher expenses and lower net fee income.
Retirement Strategies, consisting of Institutional Retirement Strategies and Individual Retirement Strategies, reported adjusted operating income of $915 million for the first quarter of 2024, compared to $837 million in the year-ago quarter.

Institutional Retirement Strategies:
•Reported adjusted operating income of $441 million in the current quarter, compared to $396 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, partially offset by higher expenses.

•Account values of $265 billion, a record high, increased 5% from the year-ago quarter, reflecting the benefits of business growth and market appreciation, partially offset by the reinsurance of a block of structured settlements. Sales in the current quarter of $11 billion included two large pension risk transfer transactions totaling nearly $9 billion.

Individual Retirement Strategies:
•Reported adjusted operating income of $474 million in the current quarter, compared to $441 million in the year-ago quarter. This increase primarily reflects higher net investment spread results, partially offset by lower fee income, net of distribution expenses and other associated costs.

•Account values of $123 billion were slightly higher than the year-ago quarter driven by market appreciation, partially offset by the reinsurance of a block of legacy variable annuities and net outflows. Sales of $3.3 billion in the current quarter increased 98% from the year-ago quarter, reflecting continued momentum from our FlexGuard products and increased sales of fixed annuity products.

Group Insurance:
•Reported adjusted operating income of $45 million in the current quarter, compared to $25 million in the year-ago quarter. This increase primarily reflects more favorable underwriting results in group life and higher net investment spread results, partially offset by higher expenses.

•Reported earned premiums, policy charges, and fees of $1.5 billion increased 4% from the year-ago quarter, reflecting growth in both disability and life.

Individual Life:
•Reported a loss, on an adjusted operating basis, of $121 million in the current quarter, compared to a loss of $102 million in the year-ago quarter. This higher loss reflects one-time costs and lower net
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Prudential Financial, Inc. First Quarter 2024 Earnings Release	Page 3
investment spread from closing the Guaranteed Universal Life reinsurance transaction, partially offset by more favorable underwriting results.

•Sales of $167 million in the current quarter increased 12% from the year-ago quarter, driven by Variable Life and Term sales, reflecting our pivot to more capital efficient products.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $896 million for the first quarter of 2024, compared to $840 million in the year-ago quarter. This increase primarily reflects higher net investment spread results and higher joint venture earnings, partially offset by less favorable underwriting results.
Life Planner:
•Reported adjusted operating income of $545 million in the current quarter, compared to $522 million in the year-ago quarter. This increase reflects higher net investment spread results, partially offset by less favorable underwriting results and a net unfavorable impact from foreign currency exchange rates.

•Constant dollar basis sales(3) of $291 million in the current quarter increased 10% from the year-ago quarter, driven by growth in both Japan and Brazil.

Gibraltar Life & Other:
•Reported adjusted operating income of $351 million in the current quarter, compared to $318 million in the year-ago quarter. This increase primarily reflects higher joint venture earnings, higher net investment spread results, and lower expenses, partially offset by less favorable underwriting results.

•Constant dollar basis sales(3) of $229 million in the current quarter were relatively consistent with the year-ago quarter.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $435 million for the first quarter of 2024, compared to a loss of $471 million in the year-ago quarter. This lower loss primarily reflects lower expenses.
NET INCOME
Net Income in the current quarter included $97 million of pre-tax net realized investment losses and related charges and adjustments, including $83 million of pre-tax net impairment and credit-related losses, $38 million of pre-tax losses from divested and run-off businesses, including a loss from Assurance IQ based on the decision to exit the business offset by earnings from Long-Term Care, $32 million of pre-tax losses related to market experience updates, and $123 million of pre-tax gains related to net change in value of market risk benefits.
Net income for the year-ago quarter included $369 million of pre-tax net realized investment gains and related charges and adjustments, including $180 million of pre-tax net impairment and credit-related losses, $88 million of pre-tax earnings from divested and run-off businesses driven by Long-Term Care, $75 million of pre-tax gains related to net change in value of market risk benefits, and $48 million of pre-tax gains related to market experience updates.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Wednesday, May 1, 2024, at 11:00 a.m. ET to discuss with the investment community the Company’s first quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other interested parties are invited to listen to the call by dialing one of the following numbers: (877) 407-8293 (domestic) or (201) 689-8349 (international). A replay will also be available on the Investor Relations website through May 15. To access a replay via phone starting at 3:00 p.m. ET on May 1 through May 15, dial (877) 660-6853 (domestic) or (201) 612-7415 (international) and use replay code 13742768.

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Prudential Financial, Inc. First Quarter 2024 Earnings Release	Page 4
FORWARD-LOOKING STATEMENTS
Certain of the statements included in this release, including those regarding our strategy to become a higher growth, more capital efficient and nimble company and to be a global leader in expanding access to investing, insurance, and retirement security, and other business strategies, constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The forward-looking statements herein are subject to the risk, among others, that we will be unable to execute our strategy because of market or competitive conditions or other factors. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
NON-GAAP MEASURES
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.

We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at investor.prudential.com.

Adjusted operating income is a non-GAAP measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net, and related charges and adjustments”. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as capital and other factors.

Realized investment gains (losses) within certain businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments, are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Adjusted operating income also excludes investment gains and losses on assets supporting experience-rated contractholder liabilities and changes in experience-rated contractholder liabilities due to asset value changes, because these recorded changes in asset and liability values are expected to ultimately accrue to contractholders. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income.

Adjusted operating income excludes “Change in value of market risk benefits, net of related hedging gains (losses)”, which reflects the impact from changes in current market conditions, and market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, which we believe enhances the understanding of underlying performance trends. Adjusted operating income also
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Prudential Financial, Inc. First Quarter 2024 Earnings Release	Page 5
excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations, and discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP. Additionally, adjusted operating income excludes other items, such as certain components of the consideration for acquisitions, which are recognized as compensation expense over the requisite service periods, and goodwill impairments. Earnings attributable to noncontrolling interests is presented as a separate component of net income under GAAP and excluded from adjusted operating income. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.

Adjusted operating income does not equate to “Net income” as determined in accordance with U.S. GAAP. Adjusted operating income is not a substitute for income determined in accordance with U.S. GAAP, and our definition of adjusted operating income may differ from that used by other companies. The items above are important to an understanding of our overall results of operations. However, we believe that the presentation of adjusted operating income as we measure it for management purposes enhances the understanding of our results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described above.

Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss), the cumulative change in fair value of funds withheld embedded derivatives, and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.
FOOTNOTES
(1)Highly liquid assets predominantly include cash, short-term investments, U.S. Treasury securities, obligations of other U.S. government authorities and agencies, and/or foreign government bonds. For more information about highly liquid assets, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(2)For more information about assets under management, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations – Segment Measures” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

(3)For more information about constant dollar basis sales, see the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Results of Operations by Segment – International Businesses” included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

Prudential Financial, Inc. (NYSE: PRU), a global financial services leader and premier active global investment manager with approximately $1.5 trillion in assets under management as of March 31, 2024, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help make lives better and create financial opportunity for more people by expanding access to investing, insurance, and retirement security. Prudential’s iconic Rock symbol has stood for strength, stability, expertise, and innovation for nearly 150 years. For more information, please visit news.prudential.com.

MEDIA CONTACT: YeaJin Kim, yeajin.kim@prudential.com
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Financial Highlights
(in millions, unaudited)

	Three Months Ended
	March 31,
	2024	2023
Adjusted operating income (loss) before income taxes (1):
PGIM	$169	$151
U.S. Businesses	839	760
International Businesses	896	840
Corporate and Other	(435)	(471)
Total adjusted operating income before income taxes	$1,469	$1,280
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$(97)	$369
Change in value of market risk benefits, net of related hedging gains (losses)	123	75
Market experience updates	(32)	48
Divested and Run-off Businesses:
Closed Block division	(3)	(4)
Other Divested and Run-off Businesses	(35)	92
Equity in earnings of joint ventures and other operating entities and earnings attributable to noncontrolling interests	(27)	(5)
Other adjustments (2)	(8)	(8)
Total reconciling items, before income taxes	(79)	567
Income before income taxes and equity in earnings of joint ventures and other operating entities	$1,390	$1,847
Income Statement Data:
Net income attributable to Prudential Financial, Inc.	$1,138	$1,462
Income attributable to noncontrolling interests	13	15
Net income	1,151	1,477
Less: Earnings attributable to noncontrolling interests	13	15
Income attributable to Prudential Financial, Inc.	1,138	1,462
Less: Equity in earnings of joint ventures and other operating entities, net of taxes and earnings attributable to noncontrolling interests	37	(3)
Income (after-tax) before equity in earnings of joint ventures and other operating entities	1,101	1,465
Less: Total reconciling items, before income taxes	(79)	567
Less: Income taxes, not applicable to adjusted operating income	(39)	106
Total reconciling items, after income taxes	(40)	461
After-tax adjusted operating income (1)	1,141	1,004
Income taxes, applicable to adjusted operating income	328	276
Adjusted operating income before income taxes (1)	$1,469	$1,280

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended
	March 31,
	2024	2023
Earnings per share of Common Stock:
Net income attributable to Prudential Financial, Inc.	$3.12	$3.93
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(0.27)	1.00
Change in value of market risk benefits, net of related hedging gains (losses)	0.34	0.20
Market experience updates	(0.09)	0.13
Divested and Run-off Businesses:
Closed Block division	(0.01)	(0.01)
Other Divested and Run-off Businesses	(0.10)	0.25
Difference in earnings allocated to participating unvested share-based payment awards	—	(0.01)
Other adjustments (2)	(0.02)	(0.02)
Total reconciling items, before income taxes	(0.15)	1.54
Less: Income taxes, not applicable to adjusted operating income	(0.15)	0.31
Total reconciling items, after income taxes	—	1.23
After-tax adjusted operating income	$3.12	$2.70
Weighted average number of outstanding common shares - basic	359.0	366.5
Weighted average number of outstanding common shares - diluted	360.5	367.7
For earnings per share of Common Stock calculation:
Net income attributable to Prudential Financial, Inc.	$1,138	$1,462
Less: Earnings allocated to participating unvested share-based payment awards	15	18
Net income attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$1,123	$1,444
After-tax adjusted operating income (1)	$1,141	$1,004
Less: Earnings allocated to participating unvested share-based payment awards	16	13
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$1,125	$991
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$27,209	$31,385
Less: Accumulated other comprehensive income (AOCI)	(7,661)	(3,825)
GAAP book value excluding AOCI	34,870	35,210
Less: Cumulative change in fair value of funds withheld embedded derivatives	14	—
Less: Cumulative effect of foreign exchange rate remeasurement and currency translation adjustments corresponding to realized gains (losses)	(345)	(575)
Adjusted book value	$35,201	$35,785
End of period number of common shares - diluted	362.8	367.8
GAAP book value per common share - diluted	75.00	85.33
GAAP book value excluding AOCI per share - diluted	96.11	95.73
Adjusted book value per common share - diluted	97.03	97.29

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended
	March 31,
	2024	2023
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$616.6	$561.2
Retail customers	345.4	314.4
General account	379.4	394.2
Total PGIM	$1,341.4	$1,269.8
Institutional Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$45.2	$13.9
Net additions (withdrawals), excluding money market	$26.1	$(10.2)
Retail Customers - Assets Under Management (in billions):
Gross additions, excluding money market	$15.7	$12.6
Net additions (withdrawals), excluding money market	$0.5	$(3.8)
U.S. Businesses:
Retirement Strategies:
Institutional Retirement Strategies:
Gross additions	$10,990	$3,828
Net additions (withdrawals)	$4,573	$(1,646)
Total account value at end of period, net	$265,451	$252,952
Individual Retirement Strategies:
Actively-Sold Protected Investment and Income Solutions and, Discontinued Traditional VA and Guaranteed Living Benefits:
Gross sales (3)	$3,305	$1,667
Sales, net of full surrenders and death benefits	$749	$187
Total account value at end of period, net	$123,012	$122,725
Group Insurance:
Annualized New Business Premiums (4):
Group life	$189	$162
Group disability	189	157
Total	$378	$319
Individual Life:
Annualized New Business Premiums (4):
Term life	$31	$23
Universal life	20	17
Variable life	116	109
Total	$167	$149
International Businesses:
International Businesses:
Annualized New Business Premiums (4)(5):
Actual exchange rate basis	$517	$508
Constant exchange rate basis	$520	$497

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	March 31,
	2024	2023
Assets and Assets Under Management and Administration:
Total assets	$725.8	$709.3
Assets under management (at fair market value):
PGIM	$1,341.4	$1,269.8
U.S. Businesses	126.3	123.0
International Businesses	18.2	15.3
Corporate and Other	10.4	8.9
Total assets under management	1,496.3	1,417.0
Assets under administration	182.6	158.6
Total assets under management and administration	$1,678.9	$1,575.6

(1)	Adjusted operating income is a non-GAAP measure of performance. See NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Represents adjustments not included in the above reconciling items, including certain components of consideration for business acquisitions, which are recognized as compensation expense over the requisite service periods.

(3)	Includes Prudential FlexGuard and FlexGuard Income, Prudential Premier Investment, MyRock, Private Placement Variable Annuity and all fixed annuity products. Excludes discontinued traditional variable annuities and guaranteed living benefits.

(4)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers’ Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company’s domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(5)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 129 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.